Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Kenexa Corporation

Wayne, Pennsylvania

We have issued our reports dated March 16, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Kenexa Corporation on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Kenexa Corporation on Form S-3 (File No. 333-137662, effective January 5, 2007) and on Form S-8 (File No. 333-136486, effective August 10, 2006 and File No. 333-129475, effective November 4, 2005).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 16, 2009